Exhibit 10.1.8
October 30, 2009
Ronald R. Dilling
Vice President, Manufacturing Operations
SeraCare Life Sciences, Inc.
37 Birch Street
Milford, MA 01757
          Re: Modification of Award
Dear Mr. Dilling:
This letter will confirm your agreement with and acknowledgment of the following:
You hereby consent to the modification of the Award Opportunity provided to you under the SeraCare Life Sciences, Inc. Management Incentive Plan effective as of October 1, 2007 (the “Plan”) for the fiscal year ending September 30, 2009 such that the Award Payment shall be payable one-half in cash and one-half in shares of common stock of SeraCare Life Sciences, Inc. (the “Company”) on the criteria previously set by the Board of Directors of the Company. The number of shares of the Company’s common stock that will be granted to you will equal one-half of the Award Payment divided by the closing price per share of the Company’s common stock on the date of grant of such shares (the “Share Grant Date”). The resulting share total shall be rounded down to the nearest whole share and any fractional amount shall be payable in cash. These shares shall be granted pursuant to the Company’s 2009 Equity Incentive Plan. Notwithstanding any of the foregoing, the Company may in its discretion pay cash (in lieu of shares) equal to the actual fair market value of any portion or all of such shares on the Share Grant Date.
For the avoidance of doubt, the Company may withhold from cash amounts otherwise payable to you, including up to the entire amount of the cash portion of the Award Payment, such amounts as the Company determines in its discretion may be required to be withheld for tax purposes with respect to the Award Payment (including both the cash and the stock portions thereof). All capitalized terms above which are not defined herein are as defined in the Plan.

Please indicate your agreement to the terms of this letter by countersigning this letter in the space provided below and returning your original signed letter to the Company.

Very truly yours,

SeraCare Life Sciences, Inc.

By: Name:	/s/ Susan L.N. Vogt Susan L.N. Vogt
Title:	President and Chief Executive Officer
Accepted and agreed to under seal this 30th day of October, 2009

/s/ Ronald R. Dilling Ronald R. Dilling